SECURITIES AND EXCHANGE COMMISSION

                       Washington, D. C. 20549



                              FORM 8-K

                           CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported):  February 25, 1997


                        THE HOME DEPOT, INC.
       (Exact name of registrant as specified in its charter)


          Delaware                 1-8207         95-3261426
        (State or other         (Commission     (IRS Employer
        jurisdiction of         File Number)    Identification
         incorporation)                                No.)


      2727 Paces Ferry Road,Atlanta,Georgia            30339
      (Address of principal executive offices)       (Zip Code)


  Registrant's telephone number, including area code (770)433-8211

    (Former name or former address, if changed since last report.)

Item 5.  Other Events

On February 25, 1997, the Registrant issued a press release reporting on the results for the fourth quarter and year of the 1996 fiscal year. The text of the Release is as follows:

THE HOME DEPOT REPORTS 35% INCREASE IN NET EARNINGS FOR FOURTH QUARTER OF FISCAL 1996; 28% INCREASE FOR YEAR


ATLANTA, GA (February 25, 1997) - The Home Depot, North America's largest home improvement retailer, today reported record fourth quarter net earnings of $251 million ($0.52 per share) for the fourth quarter of fiscal 1996, the 14 week period ended February 2, 1997. The net earnings were a 35% increase from net earnings of $185 million ($0.39 per share) in the 13-week fourth quarter of fiscal 1995.

Sales for the fourth quarter of fiscal 1996 were $4.959 billion, up 32% from $3.752 billion in the fourth quarter of fiscal 1995. Comparable store sales for the quarter, on a 13-week adjusted basis, rose 7% from the previous year.

For fiscal 1996, the 53 weeks ended February 2, 1997, The Home Depot achieved record net earnings of $938 million ($1.94 per share), up 28% from $732 million ($1.54 per share) in the 52-week period of fiscal 1995.

Sales for fiscal 1996 increased 26% to $19.535 billion from $15.470 billion in the previous year. Comparable store sales, on a 52-week adjusted basis, were up 7% from the previous year. Inventory turnover improved to 5.6 in fiscal 1996 from 5.5 in fiscal 1995.

"The record earnings reported today are the combined result of effective merchandising, efficient operations, unsurpassed customer service and the continuing loyalty of our customers," said Bernard Marcus, The Home Depot Chairman and Chief Executive Officer. "We are extremely happy with the results for the quarter and fiscal year, and we look forward to another year of strong earnings growth in fiscal 1997."

During the fourth quarter of fiscal 1996, The Home Depot opened 33 new stores and relocated 2 stores. At the end of fiscal 1996, the company had a total of 512 stores, including 483 Home Depot stores and 5 EXPO Design Centers in the U.S. and 24 Home Depot stores in Canada, with an aggregate of approximately 54 million square feet of selling space.

Founded in 1978, The Home Depot is traded on the New York Stock Exchange under the symbol "HD" and is included in the Standard & Poor's 500 Index. For the past four years, the company has been ranked by Fortune magazine as America's most admired retailer.

                           THE HOME DEPOT, INC.
					                     STATEMENT OF EARNINGS
					                        FOURTH QUARTER
						                        (Unaudited)
					                       (000's Omitted)

	                			       Three Months Ended       Twelve Months Ended
	                         02-02-97    01-28-96	   02-02-97    01-28-96
 	                        (14 weeks) 	(13 weeks)  (53 weeks)  (52 weeks)
NET SALES	                $4,958,540	 $3,751,884 	$19,535,503	$15,470,358
COST OF MERCHANDISE SOLD 	 3,519,536	  2,663,422 	 14,101,423	 11,184,772
GROSS PROFIT	              1,439,004 	 1,088,462    5,434,080	  4,285,586

OPERATING EXPENSES:
Selling and Store Operating  926,502     703,681	   3,521,429	  2,783,956
Pre-Opening	                  17,069	     11,548	      54,709	     52,342
General & Administrative 	    90,195	     69,994	     324,292	    269,464
TOTAL OPERATING EXPENSES 	 1,033,766	    785,223	   3,900,430	  3,105,762

OPERATING INCOME	            405,238	    303,239 	  1,533,650	  1,179,824

INTEREST AND INVESTMENT
  INCOME                      12,762       5,852	      25,577	     19,597
INTEREST EXPENSE	            (10,519)       (376)     (16,087)     (4,148)
INTEREST, NET   	              2,243 	     5,476        9,490	     15,449

MINORITY INTEREST INCOME
  (EXPENSE)                   (1,946)      	  13	      (8,371)     	   30
(NOTE 1)

EARNINGS BEFORE INCOME TAXES 405,535     308,728 	  1,534,769	  1,195,303

INCOME TAXES	                154,360	    123,330	     597,030	    463,780
NET EARNINGS	            $   251,175 $   185,398	 $   937,739	$   731,523

EARNINGS PER SHARE (NOTE 2) $   0.52 $      0.39 	$      1.94	$      1.54

WEIGHTED AVG SHARES (NOTE 2) 499,361     479,147 	    487,752	    477,977

                               Selected Highlights

CUSTOMER TRANSACTIONS	       119,384 	    92,303 	    464,089	    370,317
AVERAGE SALE ($)         	  $  41.53	 $    40.65 	$      42.09	$     41.78
WEIGHTED AVERAGE WEEKLY
   SALES PER STORE	         $    720 	$      705	 $       803  $       787
SQUARE FOOTAGE - END OF PERIOD ----	        ----	      53,926	      44,356
CAPITAL EXPENDITURES	       $319,700 	$  346,075	 $ 1,248,211	 $ 1,308,375
DEPRECIATION AND
  AMORTIZATION             	$ 63,837  $   51,847 	$   232,339 	$   181,205

                     Selected Balance Sheet Information

                                	 						02-02-97   	   	01-28-96
Cash and Short-Term Investments	        $  558,436	     $  108,025
Merchandise Inventories		                2,708,283     		2,180,318
Current Assets					                      3,709,373	     	2,671,969
Property and Equipment, Net			           5,437,046     		4,461,024
Long-Term Investments			  	                  8,480     		   25,436
Total Assets			                         	9,341,710     		7,354,033
Current Liabilities			                  	1,842,126     		1,416,482
Long-Term Debt					                        142,593	     	  720,080
Convertible Notes				                   	1,104,000   		      ---
Stockholders' Equity		                 		5,955,186	      4,987,766


Note 1:	Minority  Interest Income (Expense) has been reclassified from
Selling and Store Operating expenses.

Note 2:	The Company's 3-1/4% Convertible Subordinated Notes issued in
October 1996 and the 4-1/2% Convertible Notes that were converted to equity in March 1995 were dilutive and, accordingly, net earnings have been adjusted for tax effected net interest and issue costs on the notes for purposes of calculating earnings per share. Earnings were adjusted $6,292,000 for the fourth quarter and $7,951,000 for the year-to-date calculation for fiscal 1996 and $2,415,000 for the year-to-date calculation for 1995.

                              SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                 							THE HOME DEPOT, INC.
							                                    (Registrant)



                                							By:/s/Marshall L. Day
    							                               Marshall L. Day
    							                               Senior Vice President and
                                          Chief Financial Officer

Date:  February 25, 1997